FOR IMMEDIATE RELEASE November 6, 2007	CONTACT: Eric Amig (212) 441-6807

FHLBNY Announces Board of Director Election Results:
Joseph R. Ficalora, Ronald E. Hermance, Kevin J. Lynch, and
John M. Scarchilli are Reelected to the Board

New York, New York – The Federal Home Loan Bank of New York (FHLBNY) announced today the results of the 2007 election for the FHLBNY’s Board of Directors. Four directors were reelected and each will serve a three-year term that will begin January 1, 2008.

The four reelected directors are:

•	Joseph R. Ficalora, Chairman, President and Chief Executive Officer of New York Community Bank, Westbury, New York. Mr. Ficalora is currently serving as a member of the Board; his service began in January, 2005.

•	Ronald E. Hermance, Jr., Chairman, President and Chief Executive Officer of Hudson City Savings Bank, Paramus, New Jersey. Mr. Hermance is currently serving as a member of the Board; his service began in January, 2005.

•	Kevin J. Lynch, Chairman, President and Chief Executive Officer of Oritani Savings Bank, Washington Township, New Jersey. Mr. Lynch is currently serving as a member of the Board; his service began in January, 2005.

•	John M. Scarchilli, President and Chief Executive Officer of Pioneer Savings Bank, Troy, New York. Mr. Scarchilli is currently serving as a member of the Board; his service began in September, 2006.

The FHLBNY is a Congressionally chartered, $100 billion, wholesale Bank. It is part of the

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Federal Home Loan Bank of New York
November 6, 2007

Federal Home Loan Bank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The Federal Home Loan Bank of New York serves 291 community lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands. The mission of the Home Loan Bank is to advance housing opportunity and local community development by maximizing the capacity of community-based member-lenders to serve their markets.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “projected,” “expects,” “may,” or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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